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Exhibit 20.1

              UNANIMOUS CONSENT IN LIEU OF A SPECIAL MEETING OF THE
                              BOARD OF DIRECTORS OF
                           LARSEN INTERNATIONAL, INC.


            WHEREAS, upon the closing of the transactions contemplated by that certain Acquisition Agreement by and among the Vocal Investor Financial, Corp. ("VIFC"), Sandringham Investments Limited ("SIL"), and the persons listed on Schedule A thereto (the "Acquisition Agreement"), VIFC became the owner of more than ninety percent (90%) of each class of the outstanding voting securities of the Corporation;

            WHEREAS, the board of directors and shareholders of the Corporation believe it to be in the best interests of the Corporation to merge with VIFC; provided that such merger is effected substantially in accordance with that certain Agreement and Plan of Merger (the "Merger Agreement"), that certain Plan of Merger (the "Plan of Merger") and those certain Articles of Merger (the "Articles of Merger"), copies of which documents are attached hereto;

            WHEREAS, the Merger Agreement provides that each share of the common stock of the Corporation outstanding immediately prior to the merger, except for one hundred thousand (100,000) shares held by SIL, will be canceled upon the closing of the merger; and it provides further that the Corporation will issue Seven Million One Hundred Thousand (7,100,000) shares of its common stock to the shareholders of VIFC in exchange for all of the outstanding voting securities of VIFC; and

            WHEREAS, the board of directors believes the cancellation and exchange set forth above represents adequate consideration for the merger;

            NOW, THEREFORE, it is unanimously,


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            RESOLVED that the Corporation merge with and VIFC; provided that such merger is effected substantially in accordance with the Merger Agreement; and further

            RESOLVED that the name of the Corporation be changed to Vocal Communications, Inc.; and further

            RESOLVED that C. Austin Burrell, an officer of the Corporation, acting alone, is hereby authorized and empowered for and on behalf and in the name of the Corporation to enter into, execute and deliver in the name and on behalf of the Corporation the Merger Agreement, the Plan of Merger, and the Articles of Merger, substantially in the form submitted and approved, with such additional, modified or revised terms as may be reasonably determined by such officer to be consistent with the best interests of the shareholders, which determination shall be evidenced by his execution thereof; and further

            RESOLVED that the officers, agents and employees of the Corporation are hereby authorized and empowered to do and perform such other acts and things and to make, execute and deliver, and to file and record, all such instruments and documents on behalf of the Corporation as may be necessary or be deemed by them appropriate to comply with or to evidence compliance with, the terms, conditions or provisions of the Merger Agreement and to carry out the Merger Agreement and Plan of Merger; and further

            RESOLVED that all acts and things previously or hereafter done or performed by any of the directors or officers of the Corporation which are in conformity with the intents and purposes of these resolutions, including the execution and delivery of the Merger Agreement, the Plan of Merger and the Articles of Merger, and the


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consummation of the transactions contemplated thereby, shall be and the same are hereby in all respects ratified, confirmed and approved.

            IN WITNESS WHEREOF, the undersigned have executed this consent as of the ____th day of April, 2001.

                                               BOARD OF DIRECTORS

                                               _________________________________

                                               _________________________________

                                               _________________________________


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